As filed with the Securities and Exchange Commission on December 13, 2007.
Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GAMCO Investors, Inc.
(Exact name of Registrant as specified in its charter)

NEW YORK	6282	13-4007862
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S Employer
incorporation or organization)	Classification Code Number)	Identification No.)

ONE CORPORATE CENTER
RYE, NEW YORK 10580
(914) 921-3700
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

JAMES E. MCKEE, ESQ.
VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
GAMCO INVESTORS, INC.
ONE CORPORATE CENTER
RYE, NEW YORK 10580
(914) 921-3700
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

GREGORY A. FERNICOLA, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NEW YORK 10036-6522
(212) 735-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
AS DETERMINED BY THE
SELLING SHAREHOLDER

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class A Common Stock	943,396	$60.41	$56,985,836	$1,750

(1)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price of $62.00 and $58.81, respectively, of the Class A Common Stock on December 11, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 13, 2007

PROSPECTUS

GAMCO INVESTORS, INC.
943,396 Shares of Class A Common Stock

•	The shares of common stock offered by this prospectus are being sold by the selling shareholder.

•	GAMCO Investors, Inc. will not receive any proceeds from the sale of these shares.

•	GAMCO Investors, Inc.'s Class A Common Stock is traded on the New York Stock Exchange under the trading symbol "GBL."

•	On December 11, 2007 the last reported sale for GAMCO Investors, Inc.'s Class A Common Stock was $58.90 per share.

INVESTING IN GAMCO INVESTORS INC.'S CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” IN THE ANNUAL REPORT ON FORM 10-K/A FOR GAMCO INVESTORS, INC., FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2007.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	4
WHERE YOU CAN FIND MORE INFORMATION	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
GAMCO INVESTORS, INC.	5
USE OF PROCEEDS	6
DESCRIPTION OF CAPITAL STOCK	6
SELLING SHAREHOLDER	9
PLAN OF DISTRIBUTION	9
ERISA MATTERS	10
LEGAL MATTERS	10
EXPERTS	10

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “GAMCO,” “we,” “our,” or “us” refer to GAMCO Investors, Inc. and its direct and indirect subsidiaries, while references to “GAMCO Investors, Inc.” refer only to the holding company on a nonconsolidated basis.

This prospectus is part of a registration statement that GAMCO Investors, Inc. filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, the selling shareholder may, from time to time, sell shares of GAMCO Investors, Inc.'s Class A Common Stock, as described in this prospectus. This prospectus provides you with a general description of the securities that may be offered by this prospectus. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. GAMCO Investors, Inc.’s Class A common stock is listed and traded on the New York Stock Exchange (the “NYSE”). These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus of information that GAMCO Investors, Inc. files with the SEC. This permits GAMCO Investors, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by GAMCO Investors, Inc. with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. GAMCO Investors, Inc. incorporates by reference the following documents which have been filed with the SEC; provided, however, that GAMCO Investors, Inc. is not incorporating any information furnished under either Item 2.02 or 7.01 of any Current Report on Form 8-K:

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;

•	Annual Report on Form 10-K/A for the year ended December 31, 2006;

•	Definitive Proxy Statement on Schedule 14A filed on April 25, 2007 and November 16, 2007;

•	Current Reports on Form 8-K filed on January 16, 2007, March 19, 2007, April 23, 2007, June 22, 2007, July 12, 2007, August 9, 2007, November 7, 2007, and December 5, 2007; and

•	Current Report on Form 8-K/A filed on August 10, 2007 and September 25, 2007.

GAMCO Investors, Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until GAMCO Investors, Inc. files a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580 (telephone number (914) 921-3700). You can also find information about us at our Internet website at http://www.gabelli.com. Information contained on our website does not constitute part of this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.

We do not undertake any obligation to publicly correct or update any forward-looking statement if GAMCO Investors, Inc. later becomes aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

GAMCO INVESTORS, INC.

We are a widely recognized provider of investment advisory services to mutual funds, institutional and high net worth investors, and investment partnerships, principally in the United States. Through Gabelli & Company, Inc., we provide institutional research services to institutional clients and investment partnerships. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are based primarily on the firm’s levels of assets under management and fees associated with our various investment products, rather than our own corporate assets.

Since 1977, we have been identified with and enhanced the “value” style approach to investing. Our investment objective is to earn a superior risk-adjusted return for our clients over the long-term through our proprietary fundamental research. In addition to our value products, we offer our clients a broad array of investment strategies that include growth, international and convertible products. We also offer non-market correlated, and fixed income strategies. By earning returns for our clients, we will be earning returns for all our stakeholders.

As of September 30, 2007, we had $31.6 billion of assets under management, 96.6% of which were in equity products.  We conduct our investment advisory business principally through: GAMCO Asset Management Inc. (Separate Accounts), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Investment Partnerships).  We also act as an underwriter, are a distributor of our open-end mutual funds and provide institutional research through Gabelli & Company, Inc., our broker-dealer subsidiary.

Our assets under management are organized into three operating groups:

•
SEPARATE ACCOUNTS: we currently provide advisory services to a broad range of investors, including high net worth individuals, corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans and municipalities, and also serve as sub-advisor to certain other third-party investment funds which include registered investment companies (“Separate Accounts”). Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise. On September 30, 2007, we had $13.8 billion of Separate Account assets under management.

•
MUTUAL FUNDS: we currently provide advisory services to (i) twenty-seven open-end mutual funds and closed-end funds under Gabelli, GAMCO and Comstock brands, and (ii) six mutual funds within the Westwood family of funds (collectively, the “Mutual Funds”). The Mutual Funds had $17.4 billion of assets under management on September 30, 2007.

•
INVESTMENT PARTNERSHIPS: we currently provide advisory services to limited partnerships, offshore funds, and separate accounts, and also serve as a sub-advisor to certain third-party investment funds across merger arbitrage, global and regional long/short equity, and sector-focused strategies (“Investment Partnerships”). We managed a total of $491 million in Investment Partnership assets on September 30, 2007.

GAMCO Investors, Inc. is a holding company formed in connection with our initial public offering (“Offering”) in February 1999. GGCP, Inc., which is majority owned by Mr. Mario J. Gabelli (“Mr. Gabelli”) with the balance owned by our professional staff and other individuals, owns a substantial majority of the outstanding shares of class B common stock of GAMCO Investors, Inc., which represented approximately 96% of the combined voting power of the outstanding common stock and approximately 73% of the equity interest on September 30, 2007.  Accordingly, Mr. Gabelli could be deemed to control GAMCO Investors, Inc.

GAMCO Investors, Inc.’s principal executive offices are located at One Corporate Center, Rye, New York 10580. Its telephone number is (914) 921-3700.

USE OF PROCEEDS

The shares of Class A Common Stock offered hereby are being registered for the account of the selling shareholder identified in this prospectus. See "Selling Shareholder." We will not receive any proceeds from the sale of such shares. All net proceeds from the sale of the Class A Common Stock will be paid to the selling shareholder.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of GAMCO Investors, Inc. consists of 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 10,000,000 shares of Preferred Stock. No Preferred Stock is outstanding as of the date of this prospectus. Of the 100,000,000 shares of Class A Common Stock authorized, 7,438,369 shares were outstanding as of October 31, 2007, and 193,925 shares have been reserved for issuance pursuant to certain employee benefits plans. Of the 100,000,000 shares of Class B Common Stock authorized, 20,645,816 were outstanding as of October 31, 2007. The following is a summary description of all material terms and provisions relating to GAMCO Investors, Inc.’s capital stock, Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”), but is qualified by reference to the Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

Voting Rights. The holders of Class A Common Stock and Class B Common Stock have identical voting rights except that

(i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders and

(ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa.

Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast that are entitled to be cast by the holders of all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to GAMCO Investors, Inc.’s Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. Amendments to GAMCO Investors, Inc.’s Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to GAMCO Investors, Inc.’s Certificate of Incorporation to increase the authorized shares of any class or classes of Stock will be deemed not to affect adversely the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock.

Dividends. Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows:

(i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and

(ii) shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

Other Rights. On liquidation, dissolution or winding up of GAMCO Investors, Inc., after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock.

In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock as a class, the holders of Class A Common Stock and the holders of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with up to ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock). Accordingly, except with respect to voting rights, the holders of Class B Common Stock will not receive greater value than the holders of Class A Common Stock in an extraordinary corporate transaction involving GAMCO Investors, Inc.

PREFERRED STOCK

As of the date of this prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation,

(i) the designation of the series;

(ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

(iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

(iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of Stock;

(v) the redemption rights and price or prices, if any, for shares of the series;

(vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of GAMCO Investors, Inc.;

(viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of GAMCO Investors, Inc. or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; and

(ix) the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series.

The authorized shares of Preferred Stock will be available for issuance without further action by GAMCO Investors, Inc.’s shareholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which GAMCO Investors, Inc.’s securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of GAMCO Investors, Inc. and its shareholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of GAMCO Investors, Inc.’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

BUSINESS COMBINATION STATUTE

Section 912 of the New York Business Corporation Law (“NYBCL”) prohibits a company from entering into a business combination (e.g., a merger, consolidation, sale of 10% or more of a company’s assets or issuance of securities with an aggregate market value of 5% or more of the aggregate market value of all of the company’s outstanding capital stock) with a beneficial owner of 20% or more of a company’s securities (a “20% shareholder”) for a period of five years following the date such beneficial owner became a 20% shareholder (the “stock acquisition date”), unless, among other things, such business combination or the purchase of stock resulting in the 20% shareholder’s beneficial ownership was approved by the company’s board of directors prior to the stock acquisition date or the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock exclusive of the stock beneficially owned by the 20% shareholder. The Bylaws of GAMCO Investors, Inc. provide that GAMCO Investors, Inc. is not governed by Section 912 of the NYBCL.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

Certain of the provisions of the Certificate of Incorporation or the Bylaws discussed below may have the effect, either alone or in combination with the provisions of the NYBCL discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors but that a shareholder might consider to be in such shareholder’s best interest. Those provisions include (i) restrictions on the rights of shareholders to remove or elect directors; and (ii) prohibitions against shareholders calling a special meeting of shareholders. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See “ - Overview of Corporate Opportunity and Conflict of Interest Policies,” “ - Corporate Opportunity Policy” and “ - Conflict of Interests Policy.”

Number of Directors; Removal; Filling Vacancies. The Bylaws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that GAMCO Investors, Inc. would have if there were no vacancies on the Board of Directors (the “Whole Board”), with the Whole Board consisting of not more than twelve nor less than three directors. The Certificate of Incorporation and Bylaws also provide that, subject to any rights of holders of Preferred Stock or any other series or class of stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder’s own nominees.

The Certificate of Incorporation provides that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, effective as of the date on which Mr. Gabelli beneficially owns less than a majority of the voting power of the Voting Stock (as defined below) (the “Trigger Date”), a director may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

Special Meetings. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances and the rights of shareholders to call a special meeting to elect a sufficient number of directors to conduct the business of GAMCO Investors, Inc. under specified circumstances, special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Accordingly, effective as of the Trigger Date, shareholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders except under the limited circumstances described in the preceding sentence. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by GAMCO Investors, Inc.

The provisions of the Bylaws permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a shareholder proposal until the next annual meeting. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of shareholders prior to the time such parties believe such consideration to be appropriate.

Liability of Directors; Indemnification. GAMCO Investors, Inc.’s Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, no director of GAMCO Investors, Inc. shall be liable to GAMCO Investors, Inc. or its shareholders for monetary damages for the breach of fiduciary duty in such capacity.  Under the NYBCL, such provision does not eliminate or limit the liability of any director

(i) if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or

(ii)	for any act or omission prior to the adoption of this provision.

As a result of this provision, GAMCO Investors, Inc. and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

The Bylaws provide that GAMCO Investors, Inc. will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee or agent of GAMCO Investors, Inc. or is or was serving at the request of GAMCO Investors, Inc. as a director or officer of another corporation, partnership or other enterprise. The Bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of GAMCO Investors, Inc., and with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful.

Overview of Corporate Opportunity and Conflict of Interest Policies. In order to address certain potential conflicts of interest between GAMCO Investors, Inc. and Mr. Gabelli, members of his immediate family and affiliates, Mr. Gabelli and members of his immediate family who are at the time officers or directors of GAMCO Investors, Inc. have agreed to limitations on their activities in the investment management business other than Permissible Accounts. References to “Permissible Accounts” mean the funds and accounts managed outside GAMCO Investors, Inc. which are permitted under the Certificate of Incorporation of GAMCO Investors, Inc. In addition, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of GAMCO Investors, Inc. as they may involve Mr. Gabelli, members of his immediate family and affiliates, and the powers, rights, duties and liabilities of GAMCO Investors, Inc. and its subsidiaries and their respective officers, directors and shareholders in connection therewith.

For purposes of these provisions, which are summarized below,

(i) “GAMCO Investors, Inc.” includes its subsidiaries and other entities in which we beneficially own 50% or more of the outstanding voting securities or comparable interests, and

(ii) a “Gabelli” includes Mr. Gabelli, any member of his immediate family who is at the time an officer or director of GAMCO Investors, Inc. and any entity in which one or more Gabellis beneficially own a controlling interest of the outstanding voting securities or comparable interests.

    “Corporate opportunities” potentially allocable to GAMCO Investors, Inc. consist of business opportunities that

(i) GAMCO Investors, Inc. is financially able to undertake;

(ii) are, from their nature, in GAMCO Investors, Inc.’s actual line or lines of business and are of practical advantage to GAMCO Investors, Inc.; and

(iii) are ones in which GAMCO Investors, Inc. has an interest or reasonable expectancy.

“Corporate opportunities” do not include transactions in which GAMCO Investors, Inc. or a Gabelli is permitted to participate pursuant to any agreement between GAMCO Investors, Inc. and such Gabelli that is in effect as of the time any equity security of GAMCO Investors, Inc. is held of record by any person other than a Gabelli or is subsequently entered into with the approval of the members of the Board of Directors and do not include passive investments.

Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of any Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.

Corporate Opportunity Policy. Except with respect to opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and GAMCO Investors, Inc., such Gabelli will have a duty to communicate that opportunity to GAMCO Investors, Inc. and may not pursue that opportunity or direct it to another person unless GAMCO Investors, Inc. declines such opportunity or fails to pursue it.

If a director or officer of GAMCO Investors, Inc. other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both GAMCO Investors, Inc. and a Gabelli, the Certificate of Incorporation requires that such director or officer act in good faith in accordance with the following two-part policy.

First, a corporate opportunity offered to any person who is a director but not an officer of GAMCO Investors, Inc. and who is also a director (whether or not an officer) of an entity which is at the time a Gabelli will belong to such Gabelli or to GAMCO Investors, Inc., as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity which is at the time a Gabelli or of GAMCO Investors, Inc., respectively. Otherwise, the opportunity will belong to GAMCO Investors, Inc. to the same extent as if the opportunity came directly to GAMCO Investors, Inc.

Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of GAMCO Investors, Inc. and who is also a director or an officer of an entity which is at the time a Gabelli will belong to GAMCO Investors, Inc., unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity which is at the time a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.

Under the Certificate of Incorporation, a director or officer of GAMCO Investors, Inc. (other than a Gabelli) who acts in accordance with the foregoing two-part policy

(i) will be deemed fully to have satisfied his or her fiduciary duties to GAMCO Investors, Inc. and its shareholders with respect to such corporate opportunity;

(ii) will not be liable to GAMCO Investors, Inc. or its shareholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to GAMCO Investors, Inc.;

(iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of GAMCO Investors, Inc.; and

(iv) will be deemed not to have breached his or her duty of loyalty to GAMCO Investors, Inc. or its shareholders and not to have derived an improper benefit therefrom.

Under the Certificate of Incorporation, any corporate opportunity that belongs to a Gabelli or to GAMCO Investors, Inc. pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or GAMCO Investors, Inc., as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

Conflict of Interests Policy. The Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a “Transaction”) between GAMCO Investors, Inc. and

(i) a Gabelli,

(ii) any customer or supplier,

(iii) any entity in which a director of GAMCO Investors, Inc. has a financial interest (a “Related Entity”), or

(iv) one or more of the directors or officers of GAMCO Investors, Inc. or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of GAMCO Investors, Inc. or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to GAMCO Investors, Inc. and its shareholders with respect to such Transaction if any of the following four requirements are met:

(i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

(ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(iv) the Transaction is fair to GAMCO Investors, Inc. as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of GAMCO Investors, Inc.

The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii), (iii) or (iv) above, will be deemed to be entirely fair to GAMCO Investors, Inc. and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to GAMCO Investors, Inc. and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to GAMCO Investors, Inc. or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of GAMCO Investors, Inc. by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and GAMCO Investors, Inc. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

The New York courts have not ruled on the validity or enforceability of provisions similar to the corporate opportunity and conflicts of interest provisions that are included in GAMCO Investors, Inc.’s Certificate of Incorporation and could rule that certain liabilities which they purport to eliminate remain in effect.

Listing. The Class A Common Stock is listed on the NYSE under the symbol “GBL.”

Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A.

SELLING SHAREHOLDER

We are registering for resale by Cascade Investment, L.L.C. ("Cascade") an aggregate of 943,396 shares of Class A Common Stock issuable upon conversion of the $50 million convertible note of GAMCO Investors, Inc. issued to Cascade on August 14, 2001 (the "Note). The Note matures on August  , 2011. We agreed to file a registration statement under the Securities Act with the SEC, of which this prospectus is a part, with respect to the resale of such shares issuable upon conversion of the Note. The selling shareholder is not obligated to sell any of the shares offered by this prospectus.

The selling shareholder may sell any or all of its shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling shareholders will own upon consummation of any such sales. Also, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of its shares since the date on which the shares were issued, in transactions exempt from the registration requirements of the Securities Act.

Name	Number of Shares Beneficially Owned Prior to the Offering (1)	Percentage of Outstanding Class A Common Stock Prior to the Offering (1) (2)
Cascade Investment, L.L.C.	943,396	11.3%

(1) Unless otherwise indicated, we believe that the entity named in the above table has sole voting and investment power with respect to all shares of voting stock beneficially owned by it. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. The beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such entity (but not those held by any other person or entity) and which are exercisable or convertible within 60 days have been exercised and converted.

(2) Beneficial ownership of shares held by the selling shareholder after this offering assumes the selling shareholder sold all of the shares it is offering in this prospectus but actually will depend on the number of securities sold.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale by the selling shareholder of an aggregate of 943,396 shares of GAMCO Investors, Inc.'s Class A Common Stock issuable upon conversion of the Note.

The selling shareholder (or its pledges, donees, transferees or other successors in interest) may sell the shares from time to time directly or, alternatively, through broker-dealers acting as underwriters, dealers or agents. The shares may be sold on the New York Stock Exchange (or on any stock exchange or quotation service on which the Class A Common Stock may be listed or quoted at the time of sale), in transactions in the over-the-counter market, in negotiated transactions, or otherwise through one or more public or private transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at privately negotiated prices. The sales may be made by one or more, or a combination, of the following methods:

•	a block trade in which a broker-dealer will attempt to sell the shares as agent, but may resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker-dealer may purchase the shares as a principal and then resell the shares for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	privately negotiated transactions;

•	by pledge to secure debts or other obligations;

•	through the issuance of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options;

•	to cover hedging transactions;

•	underwritten offerings; or

•	any other legally available means.

The selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholder may also sell the shares short and deliver the shares to close out such short positions, or loan or pledge such shares to broker-dealers that in turn may sell such securities.

The selling shareholder may select underwriters or broker-dealers to sell the shares. Underwriters or broker-dealers that the selling shareholder engages may arrange for other broker-dealers to participate in selling the shares. Such underwriters and broker-dealers may receive compensation in the form of discounts, commissions or other concessions from the selling shareholder, or they may receive commissions from the purchasers of shares for whom they acted as agents, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In connection with these sales and except as disclosed in the next paragraph, the participating broker-dealers, as well as the selling shareholder (and any such shareholder’s pledges, donees, transferees and other successors in interest), may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with the sale of the shares.  Accordingly, any commission, discount or other concession received by them and any profit on the resale of the shares received by them may be deemed to be “underwriting discounts or commissions” under the Securities Act. The applicable prospectus supplement will include any required information about underwriting compensation the selling shareholder pays to underwriters and any discounts, concessions or commission underwriters allow to participating dealers, in connection with an offer of the shares. We and the selling shareholder may have agreements with the participating broker-dealers to indemnify them against certain liabilities under the Securities Act, or to contribute with respect to payments that participating broker-dealers are required to make. We will also file any agreement the selling shareholder or we may enter into with such broker-dealer as an exhibit to the registration statement.

Any of the shares held by the selling shareholder that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, this prospectus may be used by broker-dealers to resell any such shares that are being sold by the selling shareholder (or the shareholder’s successors in interest described above) pursuant to Rule 144. If the selling shareholder sells pursuant to Rule 144, the selling shareholder will not be deemed to be an “underwriter” under the Securities Act with respect to those sales.

In connection with an offering, any participating broker-dealers may purchase and sell shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the participating broker-dealers of a greater number of shares than they own or are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while an offering is in progress.

The participating broker-dealers also may impose a penalty bid. This occurs when a particular broker-dealer repays to the others a portion of the underwriting discount or other concession received by it because the broker-dealers have repurchased shares sold by or for the account of that broker-dealer in stabilizing or short-covering transactions.

These activities by the participating broker-dealers may stabilize, maintain or otherwise affect the market price of the Class A Common Stock. As a result, the price of the Class A Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the participating broker-dealers at any time. These transactions may be effected on the New York Stock Exchange or any other exchange or automated quotation system, if the Class A Common Stock is listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to GAMCO Investors, Inc.'s Class A Common Stock for a certain period of time, except under certain limited circumstances. Also, without limiting the foregoing, the selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder (including Regulation M), which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder.

At the time the selling shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares, and any discounts or commissions.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

We have agreed to pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public, excluding the commissions or discounts of underwriters, broker-dealers or agents, and Cascade has agreed to reimburse us for half of those expenses up to a maximum of $15,000.

ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on those pension, profit-sharing and other employee benefit plans to which it applies and on those persons who are fiduciaries with respect to such plans. In accordance with ERISA’s fiduciary standards, before purchasing the offered securities, a fiduciary should determine whether such an investment is permitted under the documents governing the plan and is appropriate for the plan in view of its overall investment policy and the diversification of its portfolio.

In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions involving the assets of a plan and persons who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of the Code with respect to the plan. Thus, a fiduciary considering a purchase of the offered securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code. GAMCO Investors, Inc. has subsidiaries, including broker-dealer subsidiaries, that provide services to many employee benefit plans and individual retirement accounts (“IRAs”). GAMCO Investors, Inc. and any direct or indirect subsidiary of GAMCO Investors, Inc. may each be considered a “party in interest” within the meaning of ERISA, and a “disqualified person” within the meaning of the Code with respect to these employee benefit plans and IRAs. If so, the acquisition of the offered securities by or on behalf of the plan or IRA could result in a prohibited transaction.

Certain exemptions from the prohibited transaction provisions of ERISA and the Code could be applicable, depending on the plan fiduciary who makes the decision on behalf of the plan to purchase the offered securities and the terms of the offered securities. Among these exemptions are Prohibited Transaction Class Exemption 90-1, relating to investments by insurance company pooled separate accounts, Prohibited Transaction Class Exemption 91-38, relating to investments by bank collective investment funds, Prohibited Transaction Class Exemption 84-14, relating to investments made by a “qualified professional asset manager,” Prohibited Transaction Class Exemption 95-60 relating to investments by insurance company general accounts and Prohibited Transaction Class Exemption 96-23, relating to investments made by in-house asset managers.

DUE TO THE COMPLEXITY OF THE PROHIBITED TRANSACTION RULES AND THE PENALTIES IMPOSED UPON PERSONS INVOLVED IN PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL PLAN PURCHASERS CONSULT WITH THEIR COUNSEL REGARDING THE CONSEQUENCES UNDER ERISA OF THEIR ACQUISITION AND OWNERSHIP OF THE OFFERED SECURITIES. EMPLOYEE BENEFIT PLANS WHICH ARE GOVERNMENTAL PLANS (AS DEFINED IN SECTION 3(32) OF ERISA) AND CERTAIN CHURCH PLANS (AS DEFINED IN SECTION 3(33) OF ERISA) MAY NOT BE SUBJECT TO ERISA, BUT MAY BE SUBJECT TO STATE REGULATIONS THAT ARE SIMILAR TO THE ERISA RULES.

LEGAL MATTERS

The validity of the shares of Class A Common Stock offered hereby will be passed upon for us by James E. McKee, Esq., Vice President, General Counsel and Secretary of GAMCO Investors, Inc.  Mr. McKee beneficially owns 3,092 shares of the Class A Common Stock of GAMCO Investors, Inc., 2,470 shares of the Class B Common Stock of GAMCO Investors, Inc., 6,000 unvested restricted shares of the Class A Common Stock of GAMCO Investors, Inc. and options to purchase 5,000 shares of the Class A Common Stock of GAMCO Investors, Inc.

EXPERTS

The consolidated financial statements of GAMCO Investors Inc. appearing in GAMCO Investors Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2006 and GAMCO Investors Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon included therein, which conclude, among other things, that GAMCO Investors Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$ 1,750
NASD Filing Fee	30,500
Accounting Fees and Expenses	15,000
Legal Fees	30,000
Total	$77,250

Item 15. Indemnification of Directors and Officers.

GAMCO Investors, Inc.’s Certificate of Incorporation provides that no director of GAMCO Investors, Inc. will be personally liable to GAMCO Investors, Inc. or any of its shareholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions. See “Description of Capital Stock -- Certificate of Incorporation and Bylaw Provisions --Liability of Directors; Indemnification” in the prospectus.

Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation’s request, as officers or directors of another corporation) against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to the laws of New York State, to indemnification as described above.

GAMCO Investors, Inc.’s Certificate of Incorporation and Bylaws provide for indemnification to officers and directors of GAMCO Investors, Inc. to the fullest extent permitted by the New York Business Corporation Law. See “Description of Capital Stock-Certificate of Incorporation and Bylaw Provisions-Liability of Directors; Indemnification” in the prospectus.

Item 16. List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits on page [II-6].

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York on December 13, 2007.

GAMCO INVESTORS, INC.

By:	/s/ Kieran Caterina
Name: Kieran Caterina
Title: Acting Co-Chief Financial Officer

By:	/s/ Diane M. LaPointe
Name: Diane M. LaPointe
Title: Acting Co-Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Douglas R. Jamieson and James E. McKee and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Mario J. Gabelli	Chairman of the Board, Chief Executive Officer and Chief Investment Officer – Value Products (Principal Executive Officer)	December 13, 2007
Mario J. Gabelli

/s/ Kieran Caterina	Acting Co-Chief Financial Officer (Co-Principal Financial Officer and Co-Principal Accounting Officer)	December 13, 2007
Kieran Caterina

/s/ Diane M. LaPointe	Acting Co-Chief Financial Officer (Co-Principal Financial Officer and Co-Principal Accounting Officer)	December 13, 2007
Diane M. LaPointe

/s/ Edwin L. Artzt	Director	December 13, 2007
Edwin L. Artzt

/s/ Richard L. Bready	Director	December 13, 2007
Richard L. Bready

/s/ John C. Ferrara	Director	December 13, 2007
John C. Ferrara

/s/ John D. Gabelli	Director	December 13, 2007
John D. Gabelli

/s/ Eugene R. McGrath	Director	December 13, 2007
Eugene R. McGrath

	Director	December 13, 2007
Karl Otto Pohl

/s/ Robert S. Prather	Director	December 13, 2007
Robert S. Prather

/s/ Vincent S. Tese	Director	December 13, 2007
Vincent S. Tese

EXHIBIT INDEX

Exhibit	Description of Exhibits
No.

3.1
Restated Certificate of Incorporation of GAMCO Investors, Inc. (Incorporated by reference to Exhibit 3.0 to the Quarterly Report of GAMCO Investors, Inc. on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on November 9, 2005).

3.2
Amended Bylaws of GAMCO Investors, Inc. (Incorporated by reference to Exhibit 3.4 to Amendment No. 4 to Gabelli Asset Management Inc.’s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on February 10, 1999).

4.1
Convertible Promissory Note, dated August 14, 2001, of GAMCO Investors, Inc. (Incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of GAMCO Investors, Inc., dated April 18, 2007, filed with the Securities and Exchange Commission on April 23, 2007).

5.1	Opinion of James E. McKee, Esq., Vice President, General Counsel and Secretary of GAMCO Investors, Inc.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of James E. McKee, Esq. (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature pages hereto).